UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 28, 2014

Zenosense, Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-54936	26-3257291
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Avda Cortes Valencianas 58, Planta 5 46015 Valencia, Spain	N/A
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 34 960454202

N/A
[Missing Graphic Reference]
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                      Entry into a Material Definitive Agreement

On July 28, 2014, Zenosense, Inc. (the “Company”) entered into a Securities Purchase Agreement (the “Agreement”) with an accredited investor (the “Investor”).

Under the terms of the Agreement, the Investor will purchase an aggregate of 1,370,000 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), for an aggregate purchase price of $274,000.  The initial purchase of shares was made on July 28, 2014 for 357,000 shares for a purchase price of $71,500. Additional purchases will be made in three installments, in August, September and October, each installment in the amount of 337,500 shares for a purchase price of $67,500 per installment.  The Agreement contains general representations and warranties by both the Company and Investor as the conditions to closing.

Separately, by a debt payment agreement dated July 28, 2014, the Investor, which held an outstanding payable of the Company in the principal amount of $13,100, agreed to convert the amount due into 65,500 shares of common stock.

The securities issued and to be issued to the Investor are not and will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), and therefore may not be offered or sold in the United States without registration or an applicable exemption from the registration requirements of the Securities Act. The securities will bear an appropriate restrictive legend. The securities were issued in reliance upon the exemption from registration provided by Section 4(2) of Regulation D of the Securities Act to a sophisticated, non-United States based, accredited investor.

A copy of the form of Agreement is attached to this Current Report on Form 8-K as Exhibit 10.1.

Item 3.02                      Unregistered Sales of Equity Securities

The information required to be disclosed under this Item 3.02 is hereby incorporated by reference from the disclosure described in Item 1.01 above.

Item 9.01                      Financial Statement and Exhibits

(d)                                  Exhibits
Exhibit No.	Description

10.1	Form of Securities Purchase Agreement (July 2014).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZENOSENSE, INC.
Date: July 31, 2014	By:	/s/ Carlos Jose Gil
Carlos Jose Gil, President and Chief Executive Officer